Exhibit 10.24
DS (ISRAELI) PERFORMANCE VESTING
                    , 20___
[Name of Recipient]
[Address]
Notice of Grant of Performance-Based Deferred Stock
Dear [Name]:
Congratulations! You have been granted a performance-based Deferred Stock Award pursuant to the terms and conditions of the Verint Systems Inc. (the “Company”) 2004 Stock Incentive Compensation Plan as supplemented by the Option Plan Program dated March 5, 2003, as amended (as the same may be collectively amended or supplemented from time to time, the “Plan”) for a target of [Number] shares of Deferred Stock (the “Award”) as outlined below.

Granted To:	[Name]: [ID Number]

Grant Date:	[Date]

Target Number of Shares of Deferred Stock Granted:	[Number]

Price Per Share:	U.S.$[ ]

Vesting Schedule:	The Deferred Stock granted hereby shall vest on the dates set forth in Section 1.1(b) and 1.2(f) of the Performance-Based Deferred Stock Award Agreement, upon the achievement of specified performance goals; provided, however, that if any of the following events has not occurred when shares of Deferred Stock would otherwise vest (upon the achievement of such performance goals), such shares of Deferred Stock will not vest until the latest of such events to occur:

[(1) the date the Company becomes current with its reporting obligations under the Securities Exchange Act of 1934, as amended;]
MASTER FORM DS Israeli Agreement (Performance-Vesting)

[(2) the date on which the Company’s shares of common stock are listed on one or more established stock exchanges or national market systems, including without limitation The Nasdaq Global Market; and]

[(3) the date the Company has sufficient available capacity under one or more of its existing equity plans or a new shareholder-approved equity incentive plan for all equity awards granted on the date of this award which remain outstanding at such time to vest in compliance with the Nasdaq restriction which provides that only legacy Witness employees and new Company hires since May 25, 2007 may receive awards under the Witness Systems, Inc. Amended & Restated Stock Incentive Plan assumed by the Company in connection with the merger with Witness.]

These Vesting Conditions supersede and are in addition to the Vesting Conditions set forth in the Agreement.

Delivery of Shares:	Regardless of the vesting of your Award and regardless of the terms set forth in the Agreement, in no event will the shares of common stock underlying your Award be delivered to you until the Company has made available to you an effective registration statement under the Securities Act of 1933, as amended, relating to the Shares.

Restrictions on Re-Sale:	Regardless of the vesting of your Award, in no event will you be allowed to re-sell the shares underlying this grant of Deferred Stock until the Company has an effective registration statement under the Securities Act of 1933, as amended, relating to the shares desired to be sold.
MASTER FORM DS Israeli Agreement (Performance-Vesting)

Termination Date:	Notwithstanding any other provision of this Notice of Grant or of the related Performance-Based Deferred Stock Award Agreement, if shares of Deferred Stock have not vested by the tenth anniversary of the Date of Grant, such shares of Deferred Stock shall be forfeited by Grantee as of such date.

In addition, any unvested shares of Deferred Stock shall be cancelled if your employment terminates prior to the vesting on such units as described above.

Tax Track:	Capital Gains Tax Track Through a Trustee
1.
The Deferred Stock and any additional rights including, without limitation, any share bonus that shall be distributed to you in connection with the Award (the “Additional Rights”), shall be allocated on your behalf to the Trustee – Employees Remuneration Trust Company, Company number 51-309940-8 (the “Trustee”).

2.
The Deferred Stock and Additional Rights shall be allocated on your behalf to the Trustee under the provision of the Capital Gains Tax Track and will be held by the Trustee for the period (the “Holding Period”) stated in Section 102 of the Income Tax Ordinance, 1961 and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003 promulgated thereunder (“Section 102”).

3.
If you sell or withdraw the Deferred Stock or Additional Rights from the Trustee before the end of the Holding Period (which shall be referred to as a “Violation”), you shall pay income tax at your marginal rate on the profits derived from the Deferred Stock or Additional Rights plus payments to the National Insurance Institute and Health Tax. You many also be required to reimburse the Company or your employing or engaging company, as the case may be, (the “Employing Company”) for the employer portion of the payments to the National Insurance Institute, plus any legally required linkage and interest. You also may be required to reimburse the Employing Company for any other expenses that the Employing Company shall bear as a result of a Violation.

4.
The Deferred Stock and/or the Additional Rights are granted to you and allocated to the Trustee according to the provision of Section 102, the Plan, and the Hebrew version of the Trust Agreement signed between the Company and the Trustee attached herewith and made a part of this notice.

MASTER FORM DS Israeli Agreement (Performance-Vesting)

5.	The Award is granted to you on the condition that you sign the Approval of the Designated Grantee, which constitutes a part of this Notice of Grant, below.

Verint Systems Inc.
By:
Name:
Title:
MASTER FORM DS Israeli Agreement (Performance-Vesting)

APPROVAL OF THE DESIGNATED GRANTEE:
I hereby agree that all the Deferred Stock and Additional Rights granted to me pursuant to the Award shall be allocated to the Trustee under provisions of the Capital Gains Tax Track and shall be held by the Trustee for the period stated in Section 102 and in accordance with the provisions of the Trust Agreement, or for a shorter period if an approval is received from the tax authorities.
I am aware of the fact that upon termination of my Continuous Service with the Employing Company, I shall not have a right to the Deferred Stock or the Additional Rights, except as specified in the Performance-Based Deferred Stock Award Agreement and the Plan.
I hereby confirm that:
1.
I have read the Plan (which includes the Company’s Option Plan Program dated March 5, 2003, as amended) and the Performance-Based Deferred Stock Award Agreement and I understand and accept the terms and conditions thereof. I am also aware that the Company is agreeing to grant me the Award and allocate it on my behalf to the Trustee based on this confirmation;

2.	I understand the provisions of Section 102 and the applicable tax track of this grant of Award;
3.	I agree to the terms and conditions of the Hebrew version of the Trust Agreement a copy of which has been made available to me;
4.	Subject to the provisions of Section 102, I confirm that I shall not sell, nor transfer from the Trustee, the Deferred Stock or Additional Rights before the end of the Holding Period;
5.
If I shall sell, or withdraw from the Trust, the Deferred Stock or the Additional Rights before the end of the Holding Period as defined in Section 102 (a “Violation”), either (A) I shall reimburse the Employing Company within three (3) days of its demand for the employer portion of the payment by the Employing Company to the National Insurance Institute plus linkage and interest in accordance with the law, as well as any other expense that the Employing Company shall bear as a result of the said Violation (all such amounts defined as the “Payment”) or (B) I agree that the Employing Company may, in its sole discretion, deduct such amounts directly from any monies to be paid to me as a result of my disposition of the Deferred Stock or the Additional Rights;

By my signature below, I hereby acknowledge my receipt of this Award granted on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of a copy of the Plan (with the Israeli supplement thereto, as amended), a Performance-Based Deferred Stock Award Agreement, the Trust Agreement (in Hebrew), and the summary information sheet (in Hebrew). I agree that the Award is subject to all of the terms and conditions of the Plan, the Deferred Stock Award Agreement and this Notice of Grant of Deferred Stock, which shall supersede the Award Agreement in the event of any inconsistency.

Signature:	Date:

MASTER FORM DS Israeli Agreement (Performance-Vesting)

VERINT SYSTEMS INC.
PERFORMANCE-BASED DEFERRED STOCK AWARD AGREEMENT
This Performance-Based Deferred Stock Award Agreement (“Agreement”) governs the terms and conditions of the Performance-Based Deferred Stock Award (the “Award”) granted to [Name of Recipient] on [Date of Grant] as specified in the Notice of Grant of Performance-Based Deferred Stock (the “Notice of Grant”) delivered herewith entitling the person to whom the Notice of Grant is addressed (“Grantee”) to receive from Verint Systems Inc. (the “Company”) the targeted number of shares of performance-based Deferred Stock indicated in the Notice of Grant (and the opportunity to earn additional shares of Deferred Stock if targeted performance is exceeded, as described herein, if provided for in the Notice of Grant), subject to the terms and conditions of this Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Verint Systems Inc. 2004 Stock Incentive Compensation Plan, as supplemented by the Option Plan Program dated March 5, 2003, as amended, as the same may be collectively amended or restated (the “Plan”).
1	DEFERRED STOCK; VESTING

1.1	Grant of Performance-Based Deferred Stock.
(a)
Subject to the terms of the Plan, as supplemented by the Option Plan Program dated March 5, 2003, as amended (the “Israeli Plan Supplement”), relating to the Israeli Income Tax Ordinance [New Version] – 1961 (the “Israeli Tax Ordinance”), the Company hereby grants to Grantee the targeted number of shares of performance-based Deferred Stock indicated in the Notice of Grant (the “Target Shares”), vesting of which depends upon the Company’s performance during each Performance Period (defined below), as specified for each such Performance Period.

(b)
Grantee’s right to receive all, any portion of, or more than the Target Shares will be contingent upon the Company’s achievement of specified levels of Revenue measured over the following periods (each, a “Performance Period” and, collectively, the “Performance Periods”):

(i)
Payment of the first one-third of the Target Shares (the “[2008] Shares”) will be contingent upon the achievement of specified levels of Revenue during the period from [May 1, 2008 through January 31, 2009] (the “[2008] Period”);

(ii)
Payment of the second one-third of the Target Shares (the “[2009] Shares”) will be contingent upon the achievement of specified levels of Revenue during the period from [February 1, 2009 through January 31, 2010] (the “[2009] Period”); and

MASTER FORM DS Israeli Agreement (Performance-Vesting)

(iii)
Payment of the final one-third of the Target Shares (the “[2010] Shares”) will be contingent upon the achievement of specified levels of Revenue during the period from [February 1, 2010 through January 31, 2011] (the “[2010] Period”).

(c)
The applicable “Revenue” definition and target, “Threshold” level, and “Maximum level” (as described below) for each Performance Period will be set by the Board or Committee prior to the conclusion of each such Performance Period, and to the extent practicable, within the first 90 days of each such Performance Period and will be attached in a performance matrix (the “Performance Matrix”) as an exhibit to this Agreement. A sample Performance Matrix is set forth on Exhibit A hereto.

1.2	Vesting of Performance-Based Deferred Stock.
(a)
Below Threshold. If upon conclusion of the relevant Performance Period, Revenue for that Performance Period falls below the “Threshold” level, as set forth in the applicable Performance Matrix, no shares of Deferred Stock for that Performance Period shall become vested.

(b)
Between Threshold and Target. If, upon conclusion of the relevant Performance Period, Revenue for that Performance Period equals or exceeds the “Threshold” level, but is less than the “Target” level, as set forth in the applicable Performance Matrix, a portion of the Target Shares eligible for vesting during such Performance Period (of between the percentage specified on the Performance Matrix opposite the “Threshold” Revenue level and 100%) will vest based on where actual Revenues for such Performance Period fall between the “Threshold” level and the “Target” level. If the foregoing calculation would result in the vesting of a fraction of a share, the result of the calculation will be rounded down to the nearest whole share.

(c)
Between Target and Maximum. If, upon the conclusion of the relevant Performance Period, Revenue for that Performance Period equals or exceeds the “Target” level, but is less than the “Maximum” level, as set forth in the applicable Performance Matrix, 100% of the Target Shares for such Performance Period will become vested, plus, if the Notice of Grant indicates that shares in excess of the Target Shares are eligible to be earned, an additional number of shares of Deferred Stock (of between 0% and the maximum percentage of the Target Shares for such Performance Period specified on the Performance Matrix opposite the “Maximum” Revenue level) based on where actual Revenues for such Performance Period fall between the “Target” level and the “Maximum” level. If the foregoing calculation would result in the vesting of a fraction of a share, the result of the calculation will be rounded down to the nearest whole share.

MASTER FORM DS Israeli Agreement (Performance-Vesting)

(d)
Equals or Exceeds Maximum. If the Notice of Grant indicates that shares in excess of the Target Shares are eligible to be earned, and upon conclusion of the relevant Performance Period, Revenue for that Performance Period equals or exceeds the “Maximum” level, as set forth in the applicable Performance Matrix, the maximum percentage of the Target Shares for such Performance Period specified on the Performance Matrix opposite the “Maximum” Revenue level shall become vested.

(e)	Conditions; Forfeiture.
(i)	Any shares of Deferred Stock that do not become vested based on Paragraph 1.2 with respect to a given Performance Period will be automatically forfeited by Grantee without consideration.
(ii)
Except as otherwise provided herein, Grantee’s right to receive any of the Deferred Stock is contingent upon his or her remaining in the Continuous Service of the Company or a Subsidiary or Affiliate through the end of the relevant Performance Period. If Grantee’s Continuous Service terminates for any reason, all shares of Deferred Stock which are then unvested shall, unless otherwise determined by the Board or the Committee in its sole discretion, be cancelled and the Company shall thereupon have no further obligation thereunder. In the event of any such forfeiture, all such forfeited Deferred Stock shall become the property of the Company. For the avoidance of doubt, Grantee acknowledges and agrees that he or she has no expectation that any Deferred Stock will vest on the termination of his or her Continuous Service for any reason and that he or she will not be entitled to make a claim for any loss occasioned by such forfeiture as part of any claim for breach of his or her employment or service contract or otherwise.

(iii)
A Grantee’s Continuous Service shall not be considered interrupted in the case of any approved leave of absence. An approved leave of absence shall include sick leave, military leave, or any other leave that is required by statute or promised by contract, by Company policy, or by other authorization of the Company. Any other leave of absence will be considered unauthorized and Grantee’s Continuous Service will be considered terminated for purposes of this Agreement at the start of such unauthorized leave. Notwithstanding the foregoing, unless Grantee’s right to return from an authorized leave is guaranteed by statute or by contract, if an approved leave of absence exceeds six (6) months in any single Performance Period, Grantee will forfeit all of the shares of Deferred Stock that are or were eligible for vesting during such Performance Period, on the date such authorized leave exceeds six (6) months in duration; provided, however, that the Committee shall have discretion to waive the effect of the foregoing forfeiture provision or lengthen the six month period before a forfeiture occurs to the extent necessary to comply with applicable tax, labor, or other law or based on the particular facts and circumstances of the leave in question.

MASTER FORM DS Israeli Agreement (Performance-Vesting)

(iv)
Notwithstanding anything to the contrary contained herein, if either of the following events has not occurred on the date shares of Deferred Stock would otherwise vest hereunder, such shares of Deferred Stock will not vest until the latest of such events to occur: (1) the date the Company becomes current with its reporting obligations under the Securities Exchange Act of 1934, as amended; and (2) the date on which the Company’s Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The Nasdaq Global Market.

(v)
Notwithstanding the anything to the contrary contained herein, the issuance of Shares (as defined below) upon the vesting of the Deferred Stock shall be delayed in the event the Company reasonably anticipates that the issuance of such shares would constitute a violation of U.S. federal securities laws or other applicable law or Nasdaq rule. If the issuance of the Shares is delayed by the provisions of this paragraph, such issuance shall occur at the earliest date at which the Company reasonably anticipates issuing such shares will not cause a violation of U.S. federal securities laws or other applicable law or Nasdaq rule. For purposes of this paragraph, the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

(vi)
For the avoidance of doubt, no vesting under this Agreement shall entitle the Grantee to take possession of any Shares or become the registered holder thereof until the Holding Period (as defined below) has ended. However, if a Grantee instructs the Trustee to sell the shares issued pursuant to the Award or transfer the Shares from the Trustee to the Grantee prior to the end of the Holding Period, then the tax consequences in Section 102(b)(4) of the Israeli Income Tax Ordinance shall apply to the Grantee.

(vii)
Notwithstanding any other provision of the Notice of Grant or of this Agreement, if shares of Deferred Stock have not vested by the tenth anniversary of the Date of Grant, such shares of Deferred Stock shall be forfeited by Grantee as of such date. In the event of any such forfeiture, all such forfeited Deferred Stock shall become the property of the Company and the Grantee shall have no further right or claim to such Deferred Stock or the underlying Shares.

MASTER FORM DS Israeli Agreement (Performance-Vesting)

(f)
Determination of Earned Award. Within 60 days following the Board’s receipt of the Company’s audited financial statements covering the relevant Performance Period, the Board or the Committee will determine (i) whether and to what extent the goals relating to Revenue have been satisfied for each Performance Period, (ii) the number of shares of Deferred Stock that shall have become vested hereunder and (iii) whether all other conditions to receipt of the Shares have been met. The Board or Committee’s determination of the foregoing shall be final and binding on Grantee absent a showing of manifest error. Notwithstanding the provisions of Paragraphs 1.2(a), (b), (c), or (d), no Restricted Stock Units for a given Performance Period shall vest until the Board or Committee has made the foregoing determinations for such Performance Period. In the case of the [2010] Period, such determination shall not be final until on or after the third anniversary of the Date of Grant.

(g)
Recordation and Custody of Deferred Stock and Shares. As soon as practicable after the Date of Grant, the Company shall direct that the Deferred Stock granted hereunder be registered in the name of and issued to Employees Remuneration Trust Company, Company number 51-309940-8 (the “Trustee”) for the benefit of the Grantee, in book entry format. All Deferred Stock and Shares underlying the same shall be held in the custody of the Trustee until the later of (i) the applicable Vesting Date or Vesting Event, as applicable (both as defined in Paragraph 1.3) and (ii) the time when the required holding period (the “Holding Period”) under the Capital Gains Track with a Trustee (as per the terms of the Israeli Tax Ordinance) as set forth in the Israeli Plan Supplement has run and the Grantee has provided to the Company a written request to release the Shares.

(h)
Issuance of Shares. If and when the shares of Deferred Stock vest in accordance with the terms of this Agreement without forfeiture, and upon the satisfaction of all other applicable conditions as to the Deferred Stock, one Share shall be issuable to Grantee for each share of Deferred Stock that vests on such date As soon as administratively practicable following the vesting of the Deferred Stock in accordance with the terms of this Agreement (but in no event later than March 15th of the year following the year in which such vesting occurs), and subject to the satisfaction of all other applicable conditions, including, but not limited to, the payment by Grantee of all applicable U.S., Israeli or other withholding taxes, the Company shall issue the applicable Shares and, at its option, (i) deliver or cause to be delivered to the Trustee, or if the Holding Period has run and Grantee has requested release of the Shares in accordance with Section 1.2(g), Grantee, a certificate or certificates for the applicable Shares or (ii) transfer or arrange to have transferred the Shares to a brokerage account of the Trustee, or if the Holding Period has run and Grantee has requested release of the Shares in accordance with Section 1.2(g), Grantee, designated by the Company.

MASTER FORM DS Israeli Agreement (Performance-Vesting)

1.3	Restrictions.
(a)
The Trustee or Grantee, as applicable (the “Holder”) shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Company’s Common Stock) issuable under the Award unless and until the Award is settled by the issuance of such Shares, whereupon the Grantee shall have all the rights of a shareholder with respect to such Shares.

(b)
The shares of Deferred Stock may not be transferred in any manner other than by will or by the laws of descent and distribution. Any attempt to dispose of the Deferred Stock or any interest in the same in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.

(c)
Regardless of the vesting of your Award, in no event shall Grantee be allowed to re-sell any shares of Common Stock underlying this grant of Deferred Stock (the “Shares”) until the Company has an effective registration statement under the Securities Act of 1933, as amended, relating to the shares desired to be sold.

(d)
For the avoidance of doubt, the restrictions contained in this Agreement shall be in addition to, and separate from, the restrictions contained in the Israeli Plan Supplement (including, without limitation, the restrictions on the Grantee’s right to hold the Deferred Stock or the Shares directly or to sell or otherwise dispose of the Deferred Stock or the Shares prior to the expiration of the Holding Period).

1.4	Tax; Withholding.
(a)
The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company or its Subsidiary with respect to any income recognized by Grantee with respect to the Deferred Stock or the issuance of Shares underlying such Deferred Stock.

(b)
Neither the Company nor any Subsidiary, Affiliate or agent makes any representation or undertaking regarding the treatment of any tax or tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares subject to the Award. The Company and its Subsidiaries and Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability.

MASTER FORM DS Israeli Agreement (Performance-Vesting)

(c)
Grantee shall be required to meet any applicable tax withholding obligation, whether United States federal, state, local, Israeli or otherwise, including any employment tax obligations or social security obligations (the “Tax Withholding Obligation”), in accordance with the provisions of the Plan prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any Tax Withholding Obligation, and subject to the Plan, the Company reserves the right to determine the method or methods by which such Tax Withholding Obligations will be satisfied together with any associated timing or other details required to effectuate such method or methods. If, pursuant to the Plan, Grantee wishes to satisfy his or her minimum Tax Withholding Obligation, in whole or in part, (i) by providing the Company with funds sufficient to enable the Company to pay such tax or (ii) by requiring (subject to Committee disapproval as provided in the Plan) that the Company retain or accept, or by requesting that the Company arrange for the sale by Grantee of, shares of its stock sufficient in value (as determined under the Plan) to cover the amount of such tax, Grantee will provide written notice of the same, together with a wire transfer or certified check for such funds in the case of clause (i) above, to the Company or its designee in accordance with the timing and other terms of the Company’s notice of election procedures to be separately provided to Grantee, prior to the applicable vesting date or other event in connection with the Award that the Company has advised Grantee may result in a Tax Withholding Obligation.

(d)
Grantee is ultimately liable and responsible for all taxes owed by Grantee in connection with the Award, regardless of any action the Company or any of its Subsidiaries, Affiliates or agents takes with respect to any tax withholding obligations that arise in connection with the Award. Accordingly, Grantee agrees to pay to the Company or its relevant Subsidiary or Affiliate as soon as practicable, including through additional payroll withholding (if permitted under applicable law), any amount of required tax withholding that is not satisfied by any such action of the Company or its Subsidiary or Affiliate.

(e)
The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of Shares to satisfy tax withholding obligations as it deems necessary or appropriate to facilitate and promote the conformity of the Holder’s transactions under the Plan (as supplemented by the Israeli Supplement) and this Agreement with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, if such rule is applicable to transactions by the Holder and with the Israeli Tax Ordinance.

2	REPRESENTATIONS OF GRANTEE
Grantee hereby represents to the Company that Grantee has read and fully understands the provisions of this Agreement and the Plan, and Grantee acknowledges that Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award. Grantee acknowledges that this Agreement has not been reviewed or approved by any regulatory authority in his or her country of residence or otherwise.
MASTER FORM DS Israeli Agreement (Performance-Vesting)

3	NOTICES
All notices or communications under this Agreement shall be in writing, addressed as follows:
To the Company:
Verint Systems Inc.
330 South Service Road
Melville, NY 11747-3201
U.S.A.
(631) 962-9600 (phone)
(631) 962-9623 (fax)
Attn: Chief Legal Officer
To Grantee:
as set forth in the Notice of Grant
(or if the Notice of Grant does not specify or is provided electronically without a mailing address, then as set forth in the Company’s payroll records)
Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested) or (b) sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given. Grantee will promptly notify the Company in writing upon any change in Grantee’s address.
4	ASSIGNMENT; BINDING AGREEMENT
This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Grantee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Grantee or the Trustee.
5	ENTIRE AGREEMENT; AMENDMENT
This Agreement and the Notice of Grant represent the entire agreement of the parties with respect to the subject matter hereof, except that the provisions of the Plan and the Israeli Plan Supplement are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement or the Notice of Grant and the Plan (as supplemented by the Israeli Plan Supplement), the provisions of the Plan (as supplemented by the Israeli Plan Supplement) shall control. This Agreement or the Notice of Grant may be amended by the Committee without the consent of Grantee or the Trustee except in the case of an amendment adverse to Grantee, in which case Grantee’s consent shall be required. Notwithstanding the foregoing, however, the Committee shall have the power to adopt regulations for carrying out this Agreement and to make changes in such regulations, as it shall, from time to time, deem advisable. Any interpretation by the Committee of the terms and provisions of this Agreement and the administration thereof, and all action taken by the Committee, shall be final and binding.
MASTER FORM DS Israeli Agreement (Performance-Vesting)

6	GOVERNING LAW
This Agreement shall be governed by the laws of the state of New York, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. Each party to this Agreement hereby consents and submits himself, herself or itself to the jurisdiction of the courts of the state of New York for the purposes of any legal action or proceeding arising out of this Agreement. Nothing in this Agreement shall affect the right of the Company to commence proceedings against the Grantee in any other competent jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Grantee in any manner authorized by the laws of any such jurisdiction. The Grantee irrevocably waives:
(a) any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section; and
(b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum.
7	SEVERABILITY
Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.
8	ONE-TIME GRANT; NO RIGHT TO CONTINUED SERVICE OR PARTICIPATION; EFFECT ON OTHER PLANS
Grantee’s award of Deferred Stock is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. Neither this Agreement nor the Notice of Grant shall confer upon Grantee any right with respect to continued service with the Company, a Subsidiary or Affiliate, nor shall it interfere in any way with the right of the Company a Subsidiary or Affiliate to terminate Grantee’s Continuous Service at any time. Payments received by Grantee pursuant to this Agreement and the Notice of Grant shall not be considered salary or other compensation for purposes of any severance pay or similar allowance and shall not be included in the determination of benefits under any pension, group insurance or other benefit plan of the Company or any Subsidiaries or Affiliate in which Grantee may be enrolled or for which Grantee may become eligible, except as otherwise required by law, as may be provided under the terms of such plans or as determined by the Board of Directors of the Company.
MASTER FORM DS Israeli Agreement (Performance-Vesting)

9	NO STRICT CONSTRUCTION
No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, the Israeli Plan Supplement, this Agreement, the Notice of Grant or any rule or procedure established by the Committee.
10	USE OF THE WORD “GRANTEE”
Wherever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the Trustee or the executors, the administrators, or the person or persons to whom the Deferred Stock may be transferred by will or the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.
11	FURTHER ASSURANCES
Grantee agrees to and shall cause the Trustee to, upon demand of the Company or the Committee, do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan (as supplemented by the Israeli Plan Supplement).
12	AMENDMENT TO MEET THE REQUIREMENTS OF SECTION 409A ET AL
Grantee acknowledges that, to the extent applicable, the Company, in the exercise of its sole discretion and without the consent of Grantee, may amend or modify this Agreement in any manner and delay the payment of any amounts payable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department regulations or guidance, or any other applicable equivalent tax law, rule, or regulation, as the Company deems appropriate or advisable.
MASTER FORM DS Israeli Agreement (Performance-Vesting)

13	CONSENT TO TRANSFER PERSONAL DATA
The Company and its Subsidiaries hold certain personal information about Grantee, that may include Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Company, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”). The Grantee hereby agrees that the Company and/or its Subsidiaries may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including outside the Grantee’s country of residence. Such countries may not provide for a similar level of data protection as provided for by local law. Grantee hereby authorizes those recipients – even if they are located in a country outside of Grantee’s country of residence – to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf by a broker or other third party with whom Grantee or the Company may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data and may, at any time, review Data, require any necessary amendments to it or withdraw the consent contained in this section by contacting the Company in writing. However, withdrawing or withholding consent may affect Grantee’s ability to participate in the Plan. More information on the Data and/or the consequences of withholding or withdrawing consent can be obtained from the Company’s legal department.
END OF AGREEMENT
MASTER FORM DS Israeli Agreement (Performance-Vesting)

EXHIBIT A
Performance Matrix for 20[__] Period
20[__] shares of Deferred Stock (Target Shares for 20[__] Period):
Definition of “Revenue” for period (e.g., Consolidated GAAP revenue including/excluding the following items...):
Target “Revenue” for 20[__] Period: $

Percent of 20[__]
Revenue Achieved in 20[__] Period	Shares Vesting
Threshold ([ ]% of 20[ ] Target Revenues)	[ ]	%
Target (100% of 20[ ] Target Revenues)	100%
Maximum ([ ]% of 20[ ] Target Revenues)	[ ]	%[1]

[1]
Not to exceed 200% (i.e., if the Target Number of Shares is 100, the opportunity for additional Shares may not exceed 100, for a grand total of 200 Shares). If the Notice of Grant does not make additional shares available for over-performance, replace this line of the table with “Maximum: Not Applicable”.

MASTER FORM DS Israeli Agreement (Performance-Vesting)